Exhibit 10.1
COMMUNITY HEALTHCARE TRUST INCORPORATED
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between COMMUNITY HEALTHCARE TRUST INCORPORATED, a Maryland corporation (“Corporation”), and TIMOTHY L MEYER (“Officer”) is made and entered into as of October 1, 2021 (the “Effective Date”).
RECITALS
WHEREAS, the Corporation desires to employee the Officer as Executive Vice President – Asset Management under the terms of this Agreement; and
WHEREAS, the Officer desires to be employed by the Corporation as Executive Vice President Asset Management under the terms of this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby affirmed, the parties hereto agree to the following terms and conditions:
1.Duties. During the Term of this Agreement, Officer agrees to be employed by and to serve Corporation as Executive Vice President – Asset Management, and Corporation agrees to employ and retain Officer in such capacity. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary to perform his duties under this Agreement. Officer shall report to Corporation’s Chief Executive Officer and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as Executive Vice President – Asset Management. Officer’s principal place of business with respect to his services to Corporation shall be within 35 miles of Franklin, Tennessee.
2.Term of Employment.
2.1Definitions. For purposes of this Agreement the following terms shall have the following meanings:
(a)“Termination For Cause” shall mean termination by Corporation of Officer’s employment by Corporation by reason of Officer’s dishonesty towards, fraud upon, or deliberate injury or attempted injury to Corporation or by reason of Officer’s breach of this Agreement causing material injury to Corporation. Corporation shall have the burden of establishing that any termination of Officer’s employment by Corporation is a Termination For Cause.
(b)“Termination Other Than For Cause” shall mean any termination by Corporation of Officer’s employment by Corporation, other than (i) a Termination For Cause or (ii) termination by reason of Officer’s death or Disability as described in Sections 2.5 and 2.6. Termination Other Than For Cause shall include a Constructive Termination of Officer’s employment, effective upon notice from Officer to Corporation of such Constructive Termination.

(c)“Voluntary Termination” shall mean termination by Officer of Officer’s employment by Corporation other than (i) a Constructive Termination as described in subsection 2.1(g), (ii) “Termination Upon a Change in Control” as described in Section 2.1(d), (iii) termination by reason of Officer’s death or disability as described in Sections 2.5 and 2.6, and (iv) termination by reason of retirement by Officer upon attainment of Retirement Eligibility.
(d)“Termination Upon a Change in Control” shall mean a termination of Officer’s employment with Corporation within 12 months following a “Change in Control” that constitutes a Termination Other Than For Cause described in Section 2.1(b).
(e)“Change in Control” shall mean (i) the date on which any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of thirty (30) percent or more of Corporation’s outstanding securities, unless a majority of the “Continuing Directors” approves the acquisition not later than ten business days after Corporation makes that determination, or (ii) the first day on which a majority of the members of Corporation’s Board of Directors are not “Continuing Directors.”
(f)“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Corporation who (i) was a member of that Board of Directors on January l, 2015, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of Continuing Directors who were members of the Board at the time of such nomination or election or (y) at least four Continuing Directors.
(g)“Constructive Termination” shall mean, within the twelve (12) month period preceding the Officer's termination, one or more of the following conditions arose and the Officer notified the Corporation in writing of such condition within 90 days of its occurrence and the Corporation did not remedy such condition within 30 days (i) any material breach of this Agreement by Corporation, (ii) any material diminution in the authority or responsibility of Officer or of the supervisor to whom Officer reports, either of which would not justify a Termination For Cause and which are not the result of a breach by Officer of this Agreement, or (iii) relocation of Officer to a location that is more than 35 miles from the location of Corporation’s headquarters on the date this Agreement is executed.
(h)“Incentive Plans” shall mean Corporation’s 2014 Employees Stock Incentive Plan, as amended, and any successor plans.
(i)“Retirement Eligibility” shall mean Officer’s attainment of 65 years of age and fifteen years of continuous employment with Corporation.

(j)“Disability” shall mean the Officer: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment, receiving income replacement benefits for a period of not less than three (3) months under any long-term disability insurance policy covering employees or directors of the Corporation. Officer shall cooperate in all respects with the Corporation if a question arises as to whether he has a Disability (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Corporation and authorizing such medical doctor or such other health care specialist to discuss Officer’s condition with the Chief Executive Officer).
(k)“Release” means a release of claims by the Officer, in such a form substantially similar to that which is attached to this Agreement.
2.2Basic Term. The term of this Agreement shall commence on the Effective Date and continue through December 31, 2021, unless terminated pursuant to this Section 2. On December 31, 2021, and on December 31 of each succeeding year, the first sentence of this Section 2.2 shall be automatically amended without any action by the parties by deleting each year then appearing therein and inserting in each place the next subsequent year.
2.3Termination For Cause. Termination For Cause may be effected by Corporation at any time during the term of this Agreement and shall be effected by written notification to Officer. Upon Termination For Cause, Officer immediately shall be paid all accrued salary, vested deferred compensation (other than benefits under any tax-qualified retirement or health and welfare plan which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer shall not be paid any other compensation or benefit of any kind, including without limitation, severance compensation.
2.4Termination Other Than For Cause or Constructive Termination. Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Officer of such termination. Upon any Termination Other Than For Cause, or upon a Constructive Termination, Officer shall immediately be paid all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such termination (other than benefits under any tax-qualified retirement or health and welfare plan which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, full vesting of all awards granted to Officer under the Incentive Plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

2.5Termination by Reason of Disability. If, during the term of this Agreement, Officer's employment shall be terminated due to Disability, Corporation shall provide payment to Officer of all accrued salary, bonus compensation (described in Section 3.2), if any, to the extent earned, full vesting of any awards granted to Officer under the Incentive Plans, deferred compensation, whether or not vested without regard to such illness or incapacity (other than benefits under any tax-qualified retirement or health and welfare plan which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination. Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation; provided, however, that Corporation will pay, on Officer’s behalf, Officer’s premiums associated with any medical, dental, and/or vision insurance plans in which Officer and his dependents were enrolled as of the date of termination through the last day of the then-current one-year term of the Agreement, so long as Officer timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
2.6Death. In the event of Officer’s death during the term of this Agreement, Officer’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall pay to his estate or such beneficiaries as Officer may from time to time designate all accrued salary, bonus compensation, if any, to the extent earned, full vesting of any awards granted to Officer under the Incentive Plans, deferred compensation, whether or not vested without regard to such termination (other than benefits under any tax-qualified retirement or health and welfare plan which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.
2.7Voluntary Termination. In the event of a Voluntary Termination, Corporation shall immediately pay all accrued salary, vested deferred compensation (other than benefits under any tax-qualified retirement or health and welfare plan which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, subject to and as any remaining restrictions expire, and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.
2.8Termination Upon a Change in Control or Retirement. In the event of (i) a Termination Upon a Change in Control or (ii) retirement by Officer upon attainment of Retirement Eligibility, Officer shall immediately be paid all accrued salary, bonus compensation (described in Section 3.2), if any, to the extent earned through the date of termination, including compensation that was earned and deferred, whether or not vested without regard to the Change in Control (other than benefits under any tax-qualified retirement or health and welfare plan which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, full vesting of shares awarded to Officer under the Incentive Plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1 in the event of a Termination Upon a Change in Control, but no other compensation or reimbursement of any kind.

2.9Notice of Termination. Corporation may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Officer of such termination. Officer may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Corporation of such termination. Any notice of termination provided under this Agreement must specify the specific termination provision of this Agreement relied upon.
3.Salary, Benefits and Incentive Compensation.
3.1Base Salary. As payment for the services to be rendered by Officer as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation agrees to pay to Officer a “Base Salary” of $295,000.00 per annum effective as of the Effective Date, payable in 24 equal semi-monthly installments, or in such other periodic installments as mutually agreed to by the Corporation and Officer. The Base Salary for each year (or portion thereof) beginning January 1, 2022 shall be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Officer’s Base Salary shall be reviewed annually by the Compensation Committee. For purposes of computing the amount of severance compensation due under this Agreement, the term “Base Salary” includes the market value, as of the date of grant, of any restricted shares of the Corporation to be awarded to Officer in lieu of annual cash salary in 2021 or any subsequent year, but shall not include the value of any “matching” or inducement restricted shares awarded to Officer as a result of elective deferral of cash salary under the Incentive Plans or any deferred compensation plan or program maintained by the Corporation.
3.2Bonuses. Officer shall be eligible to receive bonus and/or incentive compensation for each year (or portion thereof) during the term of this Agreement and any extensions thereof, in accordance with the policy, plan or arrangement adopted by the Compensation Committee from time to time.
3.3Additional Benefits. During the term of this Agreement, Officer shall be entitled to the following additional benefits:
(a)Officer Benefits. Officer shall be eligible to participate in such of Corporation’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Corporation, if any, including, without limitation, the Incentive Plans, profit sharing plans and bonus plans. For purposes of establishing the length of service under any tax-qualified retirement plans or health and welfare benefit plans Officer's employment with Corporation will be deemed to have commenced upon Officer's first hour of service and for all other benefit plans or programs of Corporation, Officer’s employment with Corporation will be deemed to have commenced on the Effective Date.

(b)Vacation. Officer shall be entitled to four weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.
(c)Reimbursement for Expenses. During the term of this Agreement, Corporation shall reimburse Officer for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Officer in connection with his duties under this Agreement.
4.Severance Compensation.
4.1Severance Compensation in the Event of a Termination Upon a Change in Control. In the event Officer’s employment is terminated in a Termination Upon a Change in Control, subject to Officer’s timely executed and non-revoked Release, Officer shall be paid as severance compensation an amount equal to (a) three times his annual Base Salary (at the rate payable at the time of such termination), plus (b) an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by Officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; or (ii) two times the product of Base Salary times 0.33. Such severance compensation shall be paid in a lump sum on the first payroll period following the effective date of the Officer’s termination date and the Officer's execution of the Release and expiration of any revocation period, and in no event later than 2 1/2 months after the end of the year in which such termination occurs, subject to the limitations of Section 4.4. The parties intend that, to the greatest extent possible, such severance compensation be exempt from Code Section 409A under the “involuntary separation from service” exemption under Treas. Reg. §1.409A-1(n) and/or the “short-term deferral” exemption under Treas. Reg. §1.409-1(b)(4),. To the extent permissible under the group health benefit plans of the Corporation (or its successor), if any, Officer may continue to participate in such plans under the same terms as active employees, pursuant to continuation coverage under COBRA, until the expiration of such COBRA continuation coverage. Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.1 by seeking other employment or otherwise.
4.2Severance Compensation in the Event of a Termination Other Than For Cause. In the event Officer’s employment is terminated in a Termination Other Than For Cause, subject to Officer’s timely executed and non-revoked Release, Officer shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of 12 months from the date of such termination ("Severance Period"), on the dates specified in Section 3.1, such payments to begin on the first payroll period following the latest of the effective date of the Officer’s termination date, the Officer's execution of the Release, and the expiration of any revocation period; provided, however, that if Officer is employed by a new employer during the Severance Period, the severance compensation payable to Officer during the Severance Period will be reduced by the amount of compensation that Officer is receiving from the new employer. Officer is required to notify Corporation of any employment during the Severance Period. In addition to the severance payment payable under this Section 4.2, Officer shall be paid [lump sum?] an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by Officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; or (ii) two times the product of Base Salary times 0.33. Officer shall be entitled to accelerated vesting of any accrued benefit under each deferred compensation plan. The parties intend that, to the greatest extent possible, such severance compensation be treated as “separation pay,” and not subject to the restrictions imposed by Section 4.4, as provided under Treas. Reg. § 1.409A-1(b)(9). To the extent permissible under the group health benefit plans of the Corporation (or its successor), if any, Officer may continue to participate in such plans under the same terms as active employees, pursuant to continuation coverage under COBRA, until the expiration of such COBRA continuation coverage. Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.2 by seeking other employment or otherwise.
4.3No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Officer’s disability pursuant to Section 2.5, or termination by reason of Officer’s death pursuant to Section 2.6, Officer or his estate shall not be paid any severance compensation and shall receive only the benefits as provided in the appropriate section of Article II applicable to the respective termination.
4.4Section 409A Payment Restrictions. The provisions of this Agreement shall be construed in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) in order to avoid any adverse tax consequences to the Officer. It is intended that each installment of the payments of the severance compensation described in this Section 4, together with all other payments and benefits provided to Officer by Corporation, whether under this Agreement or otherwise, is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under the "short-term deferral" exemption under Treas. Reg. §1.409-1(b)(4) and/or the "separation pay" exemption under Treas. Reg. §1.409-1(b)(9), whether alone or in tandem, such that no payment hereunder shall be deemed "deferred compensation" within the meaning of Code Section 409A. However, to the extent it is determined that any payments under this Agreement constitute “deferred compensation” under Section 409A and Officer is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Officer’s separation from service (as defined below) or the date of Officer’s death, the Corporation shall (A) pay to Officer a lump sum amount equal to the sum of the payments that Officer would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement or such other plan or arrangement of deferred compensation, as applicable. To the extent that any such deferred compensation benefit is payable upon an event involving the Officer’s cessation of services, such payment(s) shall not be made unless such event constitutes a “separation from service” pursuant to the default definition in Treas. Reg. § 1.409A-1(h). To the extent that payment of any amount under this Article 4 is contingent upon Officer's execution and non-revocation of a Release such that payment of any amount could occur in either of two tax years, then the payment of such amounts shall commence in the second such tax year. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Officer on account of non-compliance with Section 409A.

4.5Golden Parachute Restrictions. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Corporation to or for the benefit of the Officer as a result of and contingent on a “change in control,” as defined in section 280G of the Code, (such amounts contingent on a change in control as described in Treas. Reg. § 1.280G-1 Q/A-22) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (together, the “Contingent Payment”) would constitute a “parachute payment,” as defined in Treas. Reg. § 1.280G-1 Q/A-30, the amount of the Contingent Payment to Officer shall be (A) reduced to an amount that is one dollar less than 300% of the Officer’s “base amount” (as defined in section 280G(b)(3)(A) of the Code), so that the amount of such payments do not constitute a parachute payment (the “Safe Harbor Payment”), or, if at least 20% greater, (B) the entire Contingent Payment, unreduced by the calculation in clause (A), provided that the net value of such Contingent Payment to the Officer exceeds the Safe Harbor Payment, after taking into account the additional taxes to Officer that apply to the unreduced Contingent Payment, including the excise taxes imposed thereon under section 4999 of the Code. The determination of the amount to be paid to Officer on account of this Section 4.5 shall be made by the accountant, tax counsel or other similar expert advisor to Officer, as approved by the Corporation, (the “Tax Advisor”) which Tax Advisor shall provide detailed supporting calculations both to the Corporation and the Officer, and if requested, a written opinion. The supporting calculations shall include a valuation of the non-competition provisions of Section 6. The costs and expenses of the Tax Advisor shall be the responsibility of the Corporation.
5.Return of Records and Company Property. On termination of employment, Officer will deliver to Corporation all passwords, records, reports, data, memoranda, notes, models, and equipment (including lap top computers, cell phones, keys, pass cards, and other items provided to him by Corporation) of any nature and in whatever format or media, that are in his possession or under his control, prepared, or acquired in the course of his employment relationship with Corporation. Further, Officer will not take with him any such information or data, or reproductions of any such information, that relate to the Corporation or his services hereunder or to parties in a contract relationship with Corporation or any of its affiliates.
6.Noncompetition and Nonsolicitation. During the term of this Agreement and for any period during which Officer is receiving periodic severance payments pursuant to Section 4.2, or for a period of one year following a Termination Upon a Change in Control, so long as the payments provided for in Section 4.1 are made on a timely basis:
(a)Officer shall not, without the prior written consent of Corporation, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in any corporation or other business entity engaged in the business of buying, selling, developing, building and/or managing real estate facilities for the medical, healthcare and retirement sectors of the real estate industry. Officer understands and acknowledges that Corporation carries on business nationwide and that the nature of Corporation’s activities cannot be confined to a limited area. Accordingly, Officer agrees that the geographic scope of this Section 5 shall include the United States of America. Notwithstanding the foregoing, the ownership by Officer of less than 2% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

(b)Simultaneously with the Effective Date and upon each anniversary of the Effective Date, Officer shall notify the Chairman of the Compensation Committee of the nature and extent of Officer’s investments, stock holdings, employment as an employee, director, or any similar interest in any business or enterprise other than Corporation; provided, however, that Officer shall have no obligation to disclose any investment under $100,000 in value or any holdings of publicly traded securities which are not in excess of one percent of the outstanding class of such securities.
(c)Officer shall not contact or solicit, directly or indirectly, any customer, client, tenant or account whose identity Officer obtained through association with Corporation, regardless of the geographical location of such customer, client, tenant or account, nor shall Officer, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of Corporation to leave such employ, nor shall Officer employ any such person in any business similar to or in competition with that of Corporation. Officer hereby acknowledges and agrees that the provisions set forth in this Section 5 constitute a reasonable restriction on his ability to compete with Corporation and will not adversely affect his ability to earn income sufficient to support himself and/or his family.
(d)The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.
7.Confidentiality and Nondisclosure.
(a)Officer agrees to hold in strict confidence all information concerning any matters affecting or relating to the business of Corporation and its subsidiaries and affiliates, including, without limiting the generality of the foregoing, its manner of operation, business plans, business prospects, agreements, protocols, processes, computer programs, customer lists, market strategies, internal performance statistics, financial data, marketing information and analyses, or other data, without regard to the capacity in which such information was acquired. Officer agrees that he will not, directly or indirectly, use any such information for the benefit of any person or entity other than Corporation or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents, and representatives of Corporation who need to know such information, who shall be informed by Officer of the confidential nature of such information and directed by Officer to treat such information confidentially. Such information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Officer or his representatives, or (ii) was or becomes available to Officer on a non‑confidential basis from a source other than Corporation or its advisors provided that such source is not known to Officer to be bound by a confidentiality agreement with Corporation, or otherwise prohibited from transmitting the information to Officer by a contractual, legal or fiduciary obligation; notwithstanding the foregoing, if any such information does become generally available to the public, Officer agrees not to further discuss or disseminate such information except in the performance of his duties as Officer. Upon Corporation's request, Officer will return all information furnished to him related to the business of Corporation. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of Corporation and Corporation's goodwill, and that any breach of the terms of this Section 6 shall be a material breach of this Agreement. The terms of this Section 6 shall remain in effect following the termination of this Agreement.

(b)Officer recognizes that Corporation possesses a proprietary interest in all of the information described in Section 7 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Officer, except as otherwise agreed between Corporation and Officer in writing. Officer expressly agrees that any products, inventions, discoveries or improvements made by Officer, his agents or affiliates based on or arising out of the information described in Section 7 shall be (i) deemed a work made for hire under the terms of United States Copyright Act, 17 U.S.C. § 101 et seq., and Corporation shall be the owner of all such rights with respect thereto and (ii) the property of and inure to the exclusive benefit of Corporation.
8.Enforcement of Restrictive Covenants. Notwithstanding the arbitration requirement set forth in Section 9.7, Officer agrees that if Officer violates any of the provisions of sections 6 or 7 of this Agreement respecting noncompetition, nonsolicitation, confidentiality, and nondisclosure, Corporation shall be entitled to obtain a temporary injunction against Officer in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. Corporation shall not be required to post bond. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation. In the event of litigation to enforce the rights of Corporation granted by Sections 6 and 7, the nonprevailing party shall be responsible to pay the attorneys’ fees, court costs and related expenses of litigation incurred by the prevailing party.
9.Miscellaneous.
9.1Payment Obligations. Corporation’s obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. In the event that any arbitration, litigation or other action after a Change in Control is brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and Corporation’s Charter and Bylaws, hereby indemnifies Officer for Officer’s reasonable attorneys’ fees and disbursements incurred in such arbitration, litigation, or other action and shall advance payment of such attorneys’ fees and disbursements.
9.2Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

9.3Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.
9.4Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt in the event of personal delivery or overnight courier or three days after mailing to the respective persons named below:
If to Corporation:
Community Healthcare Trust Incorporated
3326 Aspen Grove Drive, Suite 150
Franklin, Tennessee 37067
Phone: (615) 771-3052
Fax: (615) 771-3064
If to Officer, by hand delivery to Officer on the premises of the Corporation or to the most recent address of Officer maintained in the records of the Corporation.
Any party may change such party’s address for notices by notice duly give pursuant to this Section 8.4.
9.5Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.
9.6Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.
9.7Arbitration. Except as set forth in Section 8, any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration held in Franklin, Tennessee in accordance with the Employment Rules of the American Arbitration Association (hereinafter, the “Rules”), and judgment upon any proper award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. To the extent permitted by the Rules, the selected arbitrators may grant equitable relief. The cost of the arbitration, including the administrative fees of the American Arbitration Association and the cost of the arbitrator, shall be borne by Corporation. Each party shall be responsible for his/its own attorneys’ fees and costs; however, the nonprevailing party shall be responsible to pay the reasonable attorneys’ fees incurred by the prevailing party in respect of enforcing his/its respective rights under this Agreement.

9.8Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.
9.9Survival. The provisions of this Agreement which, by their terms, survive the termination of this Agreement (including, without limitation, those of Sections 5 through 7 hereof) shall not be discharged upon, but shall survive, the termination of this Agreement. Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.
9.10Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
9.11Withholdings. All compensation and benefits to Officer hereunder shall be reduced only by all federal, state, local and other withholdings and similar taxes and payments that are required by applicable law. Except as otherwise specifically agreed by Officer, no other offsets or withholdings shall apply to reduce the payment of compensation and benefits hereunder.
9.12Indemnification. In addition to any rights to indemnification to which Officer is entitled to under Corporation’s Charter and Bylaws, Corporation shall indemnify Officer at all times during and after the term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws. The Corporation will provide advance payment of legal costs and expenses that are reasonable and appropriate for defending such action, suit or proceeding. The indemnification provisions contained in this Section 8.12 shall survive the termination of this Agreement and Officer’s employment by Corporation indefinitely.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the 1st day of October 2021.
CORPORATION:

COMMUNITY HEALTHCARE TRUST INCORPORATED

By: /s/ Timothy G. Wallace
Timothy G. Wallace
President and Chief Executive Officer

OFFICER:

/s/ Timothy L. Meyer
Timothy L. Meyer

EXHIBIT A
SEVERANCE AGREEMENT AND RELEASE
This Severance Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into between COMMUNITY HEALTHCARE TRUST INCORPORATED, (“Corporation”) and TIMOTHY L. MEYER (“Officer”).
1.TERMINATION. Officer’s employment with Corporation will terminate or terminated on ____________ (the “Termination Date”).
2.CONSIDERATION. In consideration for the release of claims and other promises by Officer as detailed in this Agreement, Corporation will pay Officer the payments as described in Officer’s Employment Agreement with Corporation dated effective October 1, 2021 (the “Employment Agreement”), within fourteen days after the end of the “Consideration Period” as defined in Section 16 below.
3.FULL AND FINAL RELEASE.
a.Officer hereby releases, acquits, and forever discharges Corporation and its parents, subsidiaries, and affiliates and, as to each, its members, managers, directors, officers, representatives, shareholders, agents, and employees (collectively, the “Releasees”), from all claims, causes of action, liabilities, costs (including attorney’s fees), obligations, and judgments of any kind in Officer’s favor (whether known or unknown). This includes, but is not limited to, claims for breach of contract, wrongful termination, or past wages under applicable state law, and claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, and other federal, state, or local laws or common law. As part of this release, Officer agrees not to sue in any court or request arbitration against any Releasee on any of the claims released in this Section.
b.This release does not extend to claims to enforce this Agreement, to claims that may arise after the effective date of this Agreement, to any non-waivable charges or claims brought before any governmental agency, to claims that Officer could make (if any) for unemployment or workers’ compensation, or to claims the release of which is expressly prohibited by law. With respect to any such non-waivable claims, however, Officer agrees to waive his right (if any) to any monetary or other recovery, except where such waivers are prohibited by law.
c.Officer agrees that, with the exception of the payment amounts described in the Employment Agreement, Corporation owes him/her no additional amounts for any past work performed, including, but not limited to, any salary, bonuses, incentive pay, or paid leave. Nothing in this Agreement, however, is intended to waive Officer’s entitlement to vested benefits under any 401(k) plan or other benefit plan provided by Corporation.
d.Officer represents that he has not filed or assigned to others the right to file, nor are there currently pending, any complaints, charges, or lawsuits against the Releasees with any governmental agency, any court, or in any arbitration forum.

4.POST-EMPLOYMENT COOPERATION. Officer agrees to fully cooperate with Corporation in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Corporation that relate to events or occurrences that transpired or failed to transpire while Officer was a Corporation employee (“Legal Actions”). Officer also agrees to cooperate fully with Corporation in connection with any internal investigation or review, or any investigation or review by any federal, state, or local regulatory authority, relating to events or occurrences that transpired or failed to transpire while Officer was a Corporation employee. Officer’s full cooperation in connection with such matters includes, but is not limited to, providing information to counsel, being available to meet with counsel to prepare for discovery or trial, and acting as a witness on behalf of Corporation at mutually convenient times. Nothing in this paragraph or any part of this Agreement should be construed in any way as prohibiting or discouraging Officer from testifying truthfully under oath as part of, or in connection with, a legal proceeding. The parties agree that to the extent Corporation requests cooperation in the defense or prosecution of any Legal Actions that is expected to require more than 20 hours of Officer’s time during the course of the Legal Action, Corporation will pay Officer an hourly fee for every hour of time Corporation expects Officer to devote to prosecuting or defending the Legal Action that is equivalent to the hourly rate of pay Officer received from Corporation based on Officer’s previous Base Salary amount at the time of Officer’s termination of employment from Corporation.
5.ADEQUACY OF CONSIDERATION. Officer acknowledges that the payments and other promises provided by the Corporation under this Agreement constitute adequate consideration for Officer’s execution of this Agreement, and further acknowledges that the benefits provided are in excess of the value to which Officer may otherwise be entitled under existing policies or practices of the Corporation.
6.RETURN OF CORPORATION PROPERTY. Officer agrees that prior to executing this Release, Officer has returned to the Corporation all of Corporation’s property, in accordance with Section 6 of the Employment Agreement.
7.GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Tennessee without applying the conflict of laws rules of such state. In addition, the parties consent to the jurisdiction of the State of Tennessee for any action arising under this Agreement. The parties also agree that the venue for any lawsuit arising under this Agreement shall be in Davidson County, Tennessee.
8.TAX ISSUES. Officer expressly acknowledges that no oral or written representation of fact or opinion has been made to Officer by the Corporation or its attorneys regarding the tax treatment or consequences of any payment made under the Agreement. It is expressly understood that, to the extent any additional liability or responsibility exists for Officer’s federal, state, and local income or other taxes, such liability or responsibility rests solely with Officer. Officer further agrees to indemnify and hold harmless the Corporation in connection with any additional liability incurred by the Corporation in connection with any tax or taxes for which Officer is responsible, other than the Corporation’s liability, if any, for failure to make federal and/or state required payroll tax withholdings.
Exhibit A-2

9.RESTRICTIVE COVENANTS. Officer expressly acknowledges that the restrictive covenants described in Sections 5 through 7 of the Employment Agreement, as well as any other ongoing obligations of the Officer outlined in the Employment Agreement will survive Officer’s termination of employment as described in the Employment Agreement.
10.NO ADMISSION OF LIABILITY. Officer acknowledges that this Agreement shall not in any way be construed as an admission by the Corporation of any liability on the part of the Corporation or any of the other Released Parties, and that all such liability is expressly denied by the Corporation.
11.CONFIDENTIALITY OF AGREEMENT. Officer agrees to keep the existence and contents of this Agreement confidential, and not to disclose the existence, terms or conditions of the Agreement, except to the extent required or allowed by law, to any person other than Officer’s spouse, attorney, or tax preparer. Officer agrees that before any disclosure is made to Officer’s spouse, attorney, or tax preparer, Officer will advise the person receiving the disclosure of the confidential nature of this Agreement, and will secure the agreement of the person receiving the disclosure to maintain the confidentiality of this Agreement. Officer understands that this provision of confidentiality is a material term of this Agreement.
12.MODIFICATION. This Agreement may be modified or amended only if the modification or amendment is made in writing and signed by both parties.
13.SEVERABILITY. The provisions of this Agreement are severable, and if any provisions of this Agreement are determined to be invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of the Agreement, including any other provision of the Agreement. If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified.
14.ENTIRE AGREEMENT. This Agreement and the surviving terms of the Employment Agreement as described in the Employment Agreement, set forth the entire agreement between the parties with respect to their subject matter. Any other prior agreements between or directly involving the parties to the Agreement and the Employment Agreement with respect to their subject matter are superseded by the terms of this Agreement and the Employment Agreement and are thus rendered null and void.
15.BINDING EFFECT ON SUCCESSORS/ASSIGNABILITY. Corporation reserves the right to assign this Agreement to its successors and assigns. Officer may not assign this Agreement.
16.CONSIDERATION AND REVOCATION. Officer acknowledges and understands that he has a period of ____ days [insert either 21 days or 45 days] (the “Consideration Period”) from the receipt of this Agreement to consider its terms, and that if he has not executed this Agreement and returned it to the President and Chief Executive Officer within such Consideration Period, this Agreement will be cancelled and will have no effect. Officer further acknowledges and understands that for a period of seven days following his signing and delivery of this Agreement, he may revoke his acceptance of it by delivering a written revocation to the President and Chief Executive Officer via electronic mail at ___________________________. Officer also acknowledges and understands that this Agreement will not be effective or enforceable until the seven-day period for revocation has expired.
Exhibit A-3

17.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party may execute this Agreement by signing any such counterpart.
18.ADVICE OF COUNSEL AND FREE WILL. Officer is hereby advised by Corporation to consult with an attorney of his choice before signing this Agreement. Officer agrees that he has carefully read this Agreement in its entirety, has had an adequate opportunity to consider it, and understands its terms. Officer is not suffering from any disability or condition that would render him unable to enter into this Agreement. Officer voluntarily assents to all the terms and conditions contained in this Agreement and signs it voluntarily and of his own free will.
OFFICER

By:
Printed Name:
Date:

COMMUNITY HEALTHCARE TRUST INCORPORATED

By:
Printed Name:
Title:
Date:

Exhibit A-4